             [CARACO PHARMACEUTICAL LABORATORIES, LTD. LETTERHEAD]

                                                                     EXHIBIT A
FOR IMMEDIATE RELEASE
                                                     CONTACT:  WILLIAM R. HURD
                                                                (313) 871-8400

                   CARACO ANNOUNCES BOARD MEMBERSHIP CHANGES

Detroit, October 8, 1997   Caraco Pharmaceutical Laboratories, Ltd., ("Caraco")
today announced that at a Board of Directors meeting held yesterday, four new board members were elected. A new Chairman of the Board was appointed and one board member resigned, bringing the total board membership to nine.

The four new members are Mr. Shantilal Shanghvi, Chairman of Sun Pharmaceutical Industries Ltd. ("Sun"), Mr. Sudhir Valia, Director of Corporate Affairs for Sun, Mr. Narendra Borkar, Chief Executive Officer of Caraco, and Mr. Dilip Shanghvi, Managing Director and principal owner of Sun, who was additionally voted to the position, Chairman of the Board at Caraco. This position has been vacant since February 16, 1996.

Additionally, Mr. William Hurd, Caraco President and Chief Operating Officer, resigned his position on the Board.

Mr. Borkar, CEO of Caraco stated, "Now that the Sun/Caraco agreements have been finalized and implemented, we look forward to focusing our efforts on a turnaround of the Company's fortunes and achieving substantial growth. We intend to achieve these by fast product rollouts and innovative marketing. The Sun/Caraco alliance will ignite these efforts as substantial investments have been made in Sun-India as well as Caraco-US for new product development. The new members of the Board add valuable experience and expertise. We are sure they will help direct the Company to a proud and prosperous future".

Sun is a vertically integrated Indian Pharmaceutical Company that went public October 1994 with a current market capitalization of USD 120 million and in profitability ranks among the top thirty companies in India. Its product base includes products in Neurology, Psychiatry, Cardiology, Gastroenterology, Oncology, and Anti-Infectives.

Caraco Pharmaceutical Laboratories, Ltd., is engaged in the development, manufacturing and marketing of generic drugs for the ethical and over-the-counter markets.